FORM N-SAR, ITEM 77K (CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT)

Effective as of June 30, 1997, KPMG Peat Marwick LLP was dismissed as the independent auditor of the Registrant.

In the past two years the Accountant's Report on the Registrant's financial statements did not contain an adverse opinion or disclaimer of opinion or was not qualified or modified as to uncertainty, audit scope, or accounting principles. The dismissal of KPMG Peat Marwick LLP was approved by the Registrant's Board of Directors. There were no disagreements between the Registrant and KPMG Peat Marwick LLP on any matter of accounting principles, practices, financial statement disclosure, or auditing scope or procedure of any nature, which disagreements, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused it to make reference to the subject matter of the disagreements in connection with its report.

Included as an exhibit to this filing is a copy of KPMG Peat Marwick LLP's letter acknowledging and agreeing with this disclosure.


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   Peat Marwick LLP
   Two Central Park Plaza      Telephone 402-348-1450    Telefax 402-348-0152
   Suite 1501
   Omaha, NE 68102

   233 South 13th Street
   Suite 1600                  Telephone 402-476-1216    Telefax 402-476-1944
   Lincoln, NE 68508-2041



August 14, 1997


Securities and Exchange Commission
Washington. D.C. 20549

Ladies and Gentlemen.:

We were previously principal accountants for KPM Funds, Inc. and under the date of July 12, 1996, we reported on the financial statements of KPM Funds, Inc. (comprised of KPM Equity and KPM Fixed Income Portfolios) as of and for the year ended June 30, 1996 and the period from July 5, 1994 (commencement of operations) to June 30, 1995. On August 1, 1997, our appointment as principal accountants was terminated. We have read KPM Funds, Inc.'s statements included under Item 77K of its Form N-SAR dated August 28, 1997, and we agree with such statements.

Very truly yours,


/s/KPMG Peat Marwick LLP